Exhibit 3.56

CERTIFICATE OF FORMATION

OF

INDUSTRIAL ASPHALT, LLC

ARTICLE I.

The name of the filing entity being formed is Industrial Asphalt, LLC.

ARTICLE II.

The filing entity being formed is a limited liability company.

ARTICLE III.

The purpose for which the limited liability company is formed is to transact any and all lawful business for which a limited liability company may be formed under the Texas Business Organizations Code.

ARTICLE IV.

The address of the initial registered office of the limited liability company is 1114 Lost Creek Blvd., Suite 410, Austin, Texas 78746, and the name of the initial registered agent at such address is S. Jill Shackelford.

ARTICLE V.

The name and address of the organizer are as follows:

Name:	Address:
Elsbeth T. Peshel	Graves Dougherty Hearon & Moody 401 Congress Avenue, Suite 2200 Austin, Texas 78701

ARTICLE VI.

The limited liability company is to be managed by managers. The name and address of the person who is to serve as the initial manager is:

Name:	Address:
S. Jill Shackelford	1114 Lost Creek Blvd., Suite 410 Austin, Texas 78746

ARTICLE VII.

In accordance with the provisions of Section 3.005 of the Texas Business Organizations Code, the limited liability company is being created pursuant to a plan of conversion dated July 28, 2011 by and between Industrial Asphalt, Inc., a Texas corporation formed on December 12, 1995, whose address is 1114 Lost Creek Blvd., Suite 410, Austin, Texas 78746, as the converting entity, and the limited liability company as the converted entity.

EXECUTED BY THE UNDERSIGNED ORGANIZER on July 28, 2011.

/s/ Elsbeth T. Peshel
Elsbeth T. Peshel, Organizer

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